Exhibit 99.1

CARNIVAL CORPORATION & PLC ANNOUNCES

FIRST QUARTER EARNINGS AND REVISES FULL YEAR GUIDANCE

MIAMI (March 11, 2011) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announces first quarter 2011 earnings and provides an update of its 2011 full year guidance in advance of the annual cruise industry convention to be held next week. Earnings per share for the first quarter ended February 28, 2011 was $0.19 diluted, at the high end of its previous guidance range of $0.15 to $0.19. Adjusted earnings per share for the first quarter of 2010 was $0.12 diluted before the favorable impact of $0.10 per share of unusual items, resulting in a reported earnings per share of $0.22 diluted.

Since its 2011 full year guidance was provided on December 21, 2010, fuel prices have significantly increased. At current spot prices for fuel and currency exchange rates, full year 2011 earnings per share would be lower by approximately $0.40. In addition, the company estimates the impact of itinerary changes in the Middle East and North Africa will result in an approximate $0.05 reduction in earnings per share for the remainder of the year.

Based on the above factors, the company now forecasts full year 2011 fully diluted earnings per share to be in the range of $2.50 to $2.60, compared to its December guidance range of $2.90 to $3.10 and fiscal 2010 of $2.47. Full details of its first quarter results and 2011 full year guidance, updated for next week’s spot prices for fuel and exchange rates, will be provided in its regularly scheduled earnings release and conference call to be held March 22, 2011.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (UK) and P&O Cruises (Australia).

Together, these brands operate 98 ships totaling more than 191,000 lower berths with 10 new ships scheduled to be delivered between March 2011 and May 2014. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

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